Ex 4(a)(6)

September 28, 2017

Company Order and Officers’ Certificate
3.75% Senior Notes, Series H due 2047

The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street
7th Floor
Chicago, Illinois 60602

Ladies and Gentlemen:

Pursuant to Article Two of the Indenture, dated as of November 1, 2016 (as it may be amended or supplemented, the “Original Indenture”), from AEP Transmission Company, LLC (the “Company”) to The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented and as further supplemented by the Second Supplemental Indenture, dated as of September 28, 2017 (the “Second Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) and the Board Resolutions dated August 22, 2017, copies of which, certified by the Secretary or an Assistant Secretary of the Company, have been delivered under Section 2.01 of the Indenture and have not been rescinded,

1.    You are hereby requested to authenticate $500,000,000 aggregate principal amount of 3.75% Senior Notes, Series H due 2047, executed by the Company and delivered to you concurrently with this Company Order and Officers’ Certificate, in the manner provided by the Indenture.

2.    You are hereby requested to hold the Notes as custodian for DTC in accordance with the Letter of Representations dated November 14, 2016, from the Company to DTC.

3.    Concurrently with this Company Order and Officers’ Certificate, an Opinion of Counsel under Sections 2.04, 9.05 and 13.06 of the Original Indenture is being delivered to you.

4.    Pursuant to Sections 2.01, 2.04 and 13.06 of the Original Indenture, the undersigned Renee V. Hawkins and Thomas G. Berkemeyer, the Assistant Treasurer and Assistant Secretary, respectively, of the Company do hereby certify that

(i)    we have read the relevant portions of the Original Indenture, including without limitation the conditions precedent provided for therein relating to the execution and delivery of the Second Supplemental Indenture, and the definitions in the Original Indenture relating thereto, and the relevant portions of the Indenture, including without limitation the conditions provided for therein relating to the authentication and delivery of the Notes, and the definitions in the Indenture relating thereto;

(ii)    we have read the Board Resolutions of the Company and the Opinion of Counsel referred to above;

(iii)    we have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as we deemed relevant for purposes of this certificate;

(iv)    in our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not such conditions have been complied with; and

(v)    on the basis of the foregoing, we are of the opinion that the Second Supplemental Indenture is authorized or permitted by the Original Indenture, all conditions precedent provided for in the Original Indenture relating to the execution and delivery of the Second Supplemental Indenture have been complied with and that all conditions precedent provided for in the Indenture relating to the authentication and delivery of the Notes have been complied with; and

(vi)    the form and terms of the Notes have been established in conformity with the provisions of the Indenture.

Kindly acknowledge receipt of this Company Order and Officers’ Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto.

AEP TRANSMISSION COMPANY, LLC

By: /s/ Renee V. Hawkins
Assistant Treasurer

And: /s/ Thomas G. Berkemeyer
Assistant Secretary

Acknowledged by Trustee:

THE BANK OF NEW YORK MELLON TRUST COMPANY N.A. as Trustee

By: /s/ Sharon K. Mcgrath
Vice President

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